Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form F-1 (No. 333-231883) of Bioceres Crop Solutions Corp. of our report dated December 21, 2018 except for the effects of the reverse capitalization discussed in Note 9 and 10.1 to the combined financial statements, as to which the date is July 10, 2019 relating to the financial statements of Bioceres Inc. Crop Business and Bioceres Semillas S.A., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Price Waterhouse & Co. S.R.L.

/s/GABRIEL MARCELO PERRONE
Gabriel Marcelo Perrone
Partner

Rosario, Argentina

July 10, 2019